EXHIBIT 99

FOR IMMEDIATE RELEASE
CONTACT: ROBERT J. WELLS
VICE PRESIDENT, CORPORATE
COMMUNICATIONS AND
PUBLIC AFFAIRS
216-566-2244

NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. —
Cleveland, Ohio 44115 — (216) 566-2140
     The Sherwin-Williams Company Reports 2007 Year-end Financial Results
➢	Consolidated net sales increased 2.5% in the year to a record $8.01 billion
➢	Diluted net income per common share increased 12.2% in the year to a record $4.70 per share including a goodwill impairment charge of approximately $.08 per share
➢	Earnings before interest, taxes, depreciation and amortization increased $100.7 million in the year to a record $1.148 billion
➢	Net operating cash increased $58.7 million in the year to a record $874.5 million
     CLEVELAND, OHIO, January 29, 2008 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2007. Consolidated net sales increased 2.5% to a record $8.01 billion in the year and 3.3% to $1.85 billion in the quarter due to strong sales by the Global Group and acquisitions. Seven acquisitions completed during 2007 increased consolidated net sales 1.4% in the year and 2.9% in the quarter. Favorable currency translation rate changes increased consolidated net sales 0.7% in the year and 1.3% in the quarter.
     Diluted net income per common share in the year increased 12.2% to a record $4.70 per share from $4.19 per share in 2006 including a fourth quarter 2007 goodwill impairment charge of approximately $.08 per share. Diluted net income per common share was reduced in the year by approximately $.05 per share due to the effect of acquisitions partially offset by the favorable effects of currency translation rate changes. Diluted net income per common share was $.80 per share in the quarter compared to $.73 per share a year ago.
     Net sales in the Paint Stores Group increased 2.3% in the year due primarily to acquisitions, increased paint sales to commercial contractors and improved industrial maintenance product sales. Net sales increased 2.3% in the quarter due to acquisitions. In the quarter, increased paint sales to commercial contractors and improved industrial maintenance product sales were more than offset by soft architectural paint sales and weak sales in non-paint categories. Acquisitions added 172 stores and approximately 1.9% to this Group’s net sales in the year and 3.7% in the quarter. Net sales from stores open for more than twelve calendar months decreased 1.1% in the year and 2.5% in the quarter. Paint Stores Group segment profit increased 6.5% in the year and decreased 3.2% in the quarter. The timing of the acquisitions during the year caused this Group’s segment profit to be negatively impacted by 2.2% in the year and 7.4% in the quarter. Paint Stores Group segment profit as a percent to net sales increased to 15.5% from 14.9% in the year and declined to 13.8% from 14.6% in the quarter. Offsetting a portion of the acquisitions’ negative impact on segment profit in the year and quarter was the benefit of effective SG&A expense control and increased selling prices.
     Net sales of the Consumer Group decreased 3.9% in the year and 5.0% in the quarter. The sales declines were due primarily to sluggish Do-It-Yourself (DIY) demand at most of the Group’s retail customers. Consumer Group segment profit, including a goodwill impairment charge of $4.2 million in the quarter, increased 4.6% in the year and 1.8% in the quarter. As a percent to net sales, this Group’s segment profit increased to 17.1% from 15.7% in the year and to 8.1% from 7.5% in the quarter due primarily to selling price increases, tight spending control and improved manufacturing direct conversion costs. A 2007 acquisition had no significant effect on this Group’s net sales or segment profit.
     Net sales of the Global Group increased 8.7% in the year and 11.9% in the quarter when stated in U.S. dollars due primarily to selling price increases, volume gains, currency impact and acquisitions. Favorable currency translation rate changes increased net sales of the Global Group by 3.4% in the year and 5.8% in the quarter. Acquisitions increased this Group’s net sales in U.S. dollars by 1.3% in the year and 2.9% in the quarter. The Global Group’s segment profit improved 23.2% in the year and 34.1% in the quarter. Stated in U.S. dollars, segment profit increased as a percent to net sales to 9.3% from 8.2% in the year and to 6.3% from 5.3% in the quarter. Segment profit stated in local currency improved 18.5% in the year and 20.5% in the quarter. The Global Group’s segment profit was favorably impacted by increased sales, improved operating efficiencies related to additional manufacturing volume and expense control. Acquisitions reduced segment profit by 0.1% of net sales in the year and 0.5% in the quarter. This Group’s segment profits were negatively impacted in the fourth quarter of 2007 by a pre-tax charge for goodwill impairment of $11.0 million.
     The Company purchased 3,000,000 shares of its common stock in the quarter and 13,200,000 shares in the year. The Company had remaining authorization at December 31, 2007 to purchase 27,000,000 shares.
     Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are happy to report record sales, earnings before interest, taxes, depreciation and amortization, earnings per share and net operating cash in 2007. We continue to be encouraged with our Paint Stores Group’s ability to diminish the effect on sales of a very tough U.S. economic environment, continuing pressure in the new housing market, housing turnover and softness in DIY customer demand. We have continued to invest in our business in 2007 by expanding the Paint Stores Group’s U.S. controlled distribution network, adding 107 net new stores and acquiring another 172 stores, finishing the year with 3,325 stores in operation. Our Consumer Group continues to improve their productivity and service levels while reducing inventory in a very soft DIY environment. We are pleased with the strong sales improvements of the foreign business units in our Global Group and the Group’s continued investment in distribution by opening 41 net new stores and acquiring 9 stores and additional manufacturing and distribution in new markets.
     “All our operating segments continue to achieve segment profit growth on a year-over-year basis with only modest sales improvements in our core business. Consolidated gross margins continued to improve as our operating segment teams strive to return our gross margins to more normal run rates after being pressured by the significant rise in raw material costs over the past three years.
     “In the first quarter of 2008, we anticipate achieving a low-to-mid single digit percentage increase in consolidated net sales versus the first quarter of 2007. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2008 will be in the range of $.72 to $.80 per share compared to $.83 per share earned in the first quarter of 2007. For the full year 2008, we expect to achieve a low-to-mid single digit percentage increase in consolidated net sales over 2007. With annual sales at that level, we anticipate diluted net income per common share for 2008 will be in the range of $5.00 to $5.15 per share compared to $4.70 per share earned in 2007.”
     The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2007, and its outlook for the first quarter and full year 2008, at 11:00 a.m. ET on Tuesday, January 29, 2008. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 29th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Friday, February 15, 2008 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
Thousands of dollars, except per share data	2007	2006	2007	2006

Net sales	$1,853,884	$1,794,550	$8,005,292	$7,809,759
Cost of goods sold	1,021,882	1,023,687	4,406,965	4,395,119
Gross profit	832,002	770,863	3,598,327	3,414,640
Percent to net sales	44.9%	43.0%	44.9%	43.7%
Selling, general and administrative expenses	642,395	624,860	2,597,468	2,512,927
Percent to net sales	34.7%	34.8%	32.4%	32.2%
Other general expense — net	7,321	8,667	17,530	23,446
Goodwill impairment	15,176		15,176
Interest expense	19,215	16,538	71,630	67,162
Interest and net investment income	(1,508)	(6,791)	(14,099)	(24,611)
Other (income) expense — net	(2,560)	1,004	(2,321)	1,404

Income before income taxes	151,963	126,585	912,943	834,312
Income taxes	51,143	27,902	297,365	258,254

Net income	$100,820	$98,683	$615,578	$576,058

Net income per common share:
Basic	$0.82	$0.75	$4.84	$4.31

Diluted	$0.80	$0.73	$4.70	$4.19

Average shares outstanding — basic	122,226,704	131,725,969	127,222,006	133,579,145

Average shares and equivalents outstanding — diluted	125,615,974	135,930,370	130,924,960	137,342,108

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 29th release.